China Century Dragon Media, Inc. Announces Additional NYSE Amex Delinquency Notice

BEIJING, April 8, 2011 /PRNewswire/ China Century Dragon Media, Inc. (NYSE Amex: CDM) (the "Company"), today announced that on April 5, 2011, it received, as expected, a notice of noncompliance from the NYSE Amex LLC (the “Exchange”) due to the delay in filing the Company's Annual Report on Form 10-K for the year ended December 31, 2010 (the “Annual Report”).  Sections 134 and 1101 of the Exchange Company Guide (the “Company Guide”) require the timely filing of such report with the Securities and Exchange Commission.  The staff of the Exchange cites the Company’s failure to file its Annual Report within the extended due date, that due to the fact that the Company's auditor withdrew its most recent audit opinion, a new independent auditor will need to complete a full audit of the Company's financial statements, and the Company’s inability to estimate when it will be able to file the Annual Report in its determination that the Company has failed to comply with certain additional continued listing standards of the Exchange.  Given the nature of these deficiencies and the fact that the Company is already in delisting proceedings, the Exchange determined that it is inappropriate to offer the Company a plan period under Section 1009 of the Company Guide to rectify these issues. The Company will instead have the opportunity to address these issues, as well as all of the other continued listing deficiencies, at its scheduled hearing.

As previously reported, on March 23, 2011, the Company received a delisting notification from the Exchange due to the Company’s noncompliance with Sections 1003(f)(iii), 132(e), 1003(d), 1002(e) and 127 of the Company Guide.  As a result, the Company was subject to immediate delisting unless it requested an appeal of the Staff’s delisting determination.  In response, the Company timely appealed the Staff’s determination for a hearing before a Listing Qualifications Panel.  The notice of noncompliance has no immediate effect on the listing of the Company’s common stock on the Exchange.

The Company also announced today it has engaged the law firm of McKenna Long & Aldridge LLP (“McKenna”) to serve as its independent counsel in connection with its investigation into the allegations contained in the resignation letter of its former auditor, MaloneBailey LLP (“MaloneBailey”), and the investigation initiated by the U.S. Securities and Exchange Commission (“SEC”). As previously announced on March 28, 2011, the Company’s Board of Directors formed a Special Investigation Committee consisting of the independent members of the Board of Directors to launch an investigation with respect to the concerns raised by MaloneBailey and the SEC investigation.

About China Century Dragon Media, Inc.

China Century Dragon Media is a television advertising company in China that primarily offers blocks of advertising time on certain channels on China Central Television ("CCTV"), the state television broadcaster of China and China's largest television network. We purchase, repackage and sell advertising time on certain of the nationally broadcast television channels of CCTV. We assist our customers in identifying the most appropriate advertising time slots for their television commercials based on the customer's advertising goals and in developing a cost-effective advertising program to maximize their return on their advertising investment.

Contact:

George Duan
CFO and Corporate Secretary
US Cell: 224-208-8855
george@ss.ad.com